EXHIBIT 23.1


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-151751) of Bion Environmental Technologies, Inc. of our report dated September 23, 2009 (November 12, 2009 as to the effects of the restatement discussed in Note 9) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's ability to continue as a going concern and a restatement of the June 30, 2009 consolidated financial statements), which appears on page F-2 of this annual report on Form 10-K for the year ended June 30, 2009.

/S/ GHP HORWATH, P.C.

Denver, Colorado
November 12, 2009